Exhibit 99.1

FOR IMMEDIATE RELEASE
Company Contact: Howard Hill Interim President/CEO (858) 549-6340 rfi@rfindustries.com	Investor Contact: Robert Jacobs Jacobs Consulting (310) 927 3108 robert.jacobs@jacobscon.com

RF Industries Returns to Profitability in the Second Quarter,

Posts a Profit of $0.01 Per Share

Declares Quarterly Cash Dividend of $0.02 per Common Share

San Diego, California, June 13, 2017 -- RF Industries, Ltd. (NASDAQ: RFIL) today announced profitable results for the fiscal second quarter ended April 30, 2017.

Second Quarter Results

Second quarter fiscal 2017 sales were $7.6 million compared to $7.7 million for the same quarter last year. Net income was $78,000, or $0.01 per diluted share, compared to a net loss of $113,000, or $0.01 per share, in the same quarter last year. The RF Connector and Cable Assembly segment (RF Connector) returned to profitability, as sales increased 25.4% to $2.6 million compared to $2.1 million in the same quarter last year. The Custom Cabling and Manufacturing segment (Custom Cabling) posted a loss for the second quarter of fiscal 2017, primarily due to an 11% sales decline to $5.0 million compared to $5.6 million in the same quarter last year.

"After a year of losses, we returned to profitability in the second quarter with significantly lower operating expenses. While second quarter sales were slightly down from the same quarter last year, our efforts to reduce overhead, employee count and streamline business operations have paid off with a $567,000 reduction in general and administrative expenses, compared to the second quarter last year," said Howard Hill, Interim President and CEO.

Gross profit for the second quarter of fiscal 2017 was $2.0 million, or 25.6% of sales, compared to gross profit of $2.4 million, or 30.4% of sales in the same quarter last year. Overall gross profit was primarily affected by a lower margin product mix at RF Connector and lower sales at Custom Cabling.

Second quarter fiscal 2017 operating expenses were $1.9 million, or 24.7% of sales, down from $2.4 million, or 31.4% of sales, in the same quarter last year, led by a decline of $567,000, or 25.2%, in general and administrative expenses to $1.7 million from $2.3 million in the same quarter last year.

Six Months Results

For the first half of fiscal 2017, sales were $14.3 million compared to sales of $14.5 million for the same period last year. The net loss was $115,000, or $0.01 per share, compared to a net loss of $467,000, or $0.05 per share, in the same period last year. For the first six months of fiscal 2016, the net loss included $220,000, or $0.02 per share, associated with the closure of the Bioconnect division. RF Connector returned to profitability in the first half of fiscal 2017 with a sales gain of 27.4% to $5.2 million compared to sales of $4.0 million in the same period last year. Custom Cabling sales for the first six months of fiscal 2017 declined 13.0% to $9.1 million from $10.5 million for the same period last year, resulting in an operating loss for the first half of fiscal 2017, compared to an operating profit in the same period last year.

"The strong sales gains at RF Connector are benefiting from increased demand in the Distributed Antenna Systems market. Additionally, our general and administrative expenses have been reduced by over $1.0 million, or 21.5%, in the first half of fiscal 2017, compared to the same period last year. While continuing weakness in the wireless telecom industry has impacted sales at RF Connector and Custom Cabling, we are optimistic that sales will pick up for the remainder of fiscal 2017. We believe that higher sales, combined with our continued controls over operating expenses, will yield improved results for the remainder of fiscal 2017," said Hill.

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7610 Miramar Road, San Diego, CA 92126-4202 $ (858) 549-6340 $ (800) 233-1728 $ FAX (858) 549-6345 E-mail: rfi@rfindustries.com $ Internet: www.rfindustries.com

RF Industries Reports Second Quarter Results June 13, 2017 Page Two

Gross profit for the first half of fiscal 2017 was $3.8 million, or 26.7% of sales, compared to gross profit of $4.4 million, or 30.1% of sales, in the same period last year. Gross profit declined in 2017 due to a lower margin product mix at RF Connector and lower sales at Custom Cabling, compared to the same period last year.

Operating expenses declined by $919,000 for the first half of fiscal 2017, led by a $1.0 million, or a 21.5% reduction in general and administrative expenses to $3.7 million, or 25.8% of sales, compared to $4.7 million, or 32.3% of sales, in the same period last year.

The Company’s operating loss in the first half of fiscal 2017 narrowed by $356,000, to $293,000 from an operating loss of $649,000 in the same period last year. The reduction in operating loss was primarily driven by a $747,000 improvement in pretax profit at RF Connector, compared to the same period last year.

Financial Data; Dividends

At April 30, 2017, the Company reported working capital of $12.9 million, including cash and cash equivalents of $4.3 million, a current ratio of approximately 4.1-to-1, no long-term debt and stockholders' equity of $21.0 million. During the first half of fiscal 2017, the Company paid out cash dividends of $0.04 per share, or $353,000, to common stock shareholders.

At its June 9, 2017 meeting, the Company’s Board of Directors declared a quarterly cash dividend of $0.02 per common share, payable July 14, 2017 to shareholders of record on June 30, 2017. All cash dividends are made at the discretion of our Board of Directors, subject to applicable laws, and depend on a number of factors, including our financial condition, results of operations, capital requirements, plans for future acquisitions, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant.

About RF Industries

RF Industries designs and manufactures a broad range of interconnect products across diversified, growing markets including wireless/wireline telecom, data communications and industrial. The Company's products include RF connectors, coaxial, wire harnesses, fiber optic, custom cabling and data center equipment. The Company is headquartered in San Diego, California with operations in New York, Connecticut and New Jersey. Please visit the RF Industries website at www.rfindustries.com.

Forward-Looking Statements

This press release contains forward-looking statements with respect to future events, including higher sales, increased future demand for the Company’s products, and improved profitability, which are subject to a number of factors that could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to: changes in the telecommunications industry, the Company's reliance on certain distributors for a significant portion of anticipated revenues, the Company’s ability to penetrate the Distributed Antenna Systems (DAS) market, its ability to expand its OEM relationships the success it has with newly designed solutions for fiber optics, cable assemblies and DAS components and its ability to successfully reduce its operating expenses as planned. Further discussion of these and other potential risk factors may be found in the Company's public filings with the Securities and Exchange Commission (www.sec.gov) including its Form 10-K. All forward-looking statements are based upon information available to the Company on the date they are published and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or new information after the date of this release.

 (tables attached)

RF INDUSTRIES, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED) (In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2017	2016	2017	2016

Net sales	$7,640	$7,735	$14,257	$14,519
Cost of sales	5,686	5,383	10,445	10,144
Gross profit	1,954	2,352	3,812	4,375

Operating expenses:
Engineering	204	179	428	340
Selling and general	1,684	2,251	3,677	4,684
Total Operating Expenses	1,888	2,430	4,105	5,024

Operating income (loss)	66	(78)	(293)	(649)

Other income (loss)	(2)	28	18	28

Income (loss) from continuing
operations before provision for income taxes	64	(50)	(275)	(621)
Provision (benefit) for income taxes	30	(119)	(72)	(374)
Income (loss) from continuing operations	34	69	(203)	(247)
Income (loss) from discontinued operations, net of tax	44	(182)	88	(220)
Net income (loss)	$78	$(113)	$(115)	$(467)

Earnings (loss) per share - Basic:
Continuing operations	$0.00	$0.01	$(0.02)	$(0.03)
Discontinued operations	0.01	(0.02)	0.01	(0.02)
Net income (loss) per share	$0.01	$(0.01)	$(0.01)	$(0.05)

Earnings (loss) per share - Diluted:
Continuing operations	$0.00	$0.01	$(0.02)	$(0.03)
Discontinued operations	0.01	(0.02)	0.01	(0.02)
Net income (loss) per share	$0.01	$(0.01)	$(0.01)	$(0.05)

Weighted average shares outstanding:
Basic	8,834,747	8,759,570	8,882,863	8,738,012
Diluted	8,877,201	8,759,570	8,882,863	8,738,012

RF INDUSTRIES, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	Apr. 30,	Oct. 31,
	2017	2016
		(audited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$4,317	$5,258
Trade accounts receivable, net	4,471	4,077
Inventories, net	6,690	6,022
Other current assets	1,459	1,436
TOTAL CURRENT ASSETS	16,937	16,793

Property and equipment, net	714	828
Goodwill	3,219	3,219
Amortizable intangible assets, net	3,324	3,619
Non-amortizable intangible assets	1,237	1,237
Other assets	107	141
TOTAL ASSETS	$25,538	$25,837

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$1,910	$1,138
Accrued expenses	2,176	2,770
TOTAL CURRENT LIABILITIES	4,086	3,908

Deferred tax liabilities, net	433	409
Other long-term liabilities	20	128
TOTAL LIABILITIES	4,539	4,445

COMMITTMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, authorized 20,000,000 shares of $0.01 par value; 8,835,483 issued and outstanding at April 30, 2017 and October 31, 2016	88	88
Additional paid-in capital	19,454	19,379
Retained earnings	1,457	1,925
TOTAL STOCKHOLDERS' EQUITY	20,999	21,392
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$25,538	$25,837